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                                                                   EXHIBIT 23.1

                         CONSENT OF ERNST & YOUNG LLP

  We consent to the reference to our firm under the caption "Experts" and to the use of our reports with respect to the financial statements of: OnePoint Communications Corp. dated February 12, 1999 (except for the fourth paragraph of Note 10 as to which the date is March 5, 1999 and Note 21 as to which the date is March 30, 1999) and VIC-RMTS-DC, LLC dated February 12, 1999 (except for the fifth paragraph of Note 9 as to which the date is March 5, 1999 and
Note 10 as to which the date is March 30, 1999), in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-63787) and the related Prospectus of OnePoint Communications Corp. for the registration of $101,750,000 of its 14 1/2% Senior Notes due 2008, Series B.

                                          /s/ Ernst & Young LLP

Vienna, Virginia

April 28, 1999